As filed with the Securities and Exchange Commission on March 20, 2002.
Registration No. 333-66340

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

                      ELINEAR, INC.
(Exact name of registrant as specified in its charter)
DELAWARE (State or other jurisdiction of incorporation or organization)	76-0478045 (I.R.S. Employer Identification No.)

8800 Jameel Road, Suite 170
Houston, TX 77040
                                                     (713) 690-0855
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

ELINEAR, INC. 2000 STOCK OPTION PLAN AND
CERTAIN NON-PLAN STOCK OPTION AGREEMENTS(1)
(Full Title of Plan)

Jon Ludwig
President and Chief Executive Officer
10055 Westmoor Drive, Suite 230
Westminster, CO 80021
                    (303)534-1408
(Name, Address and Telephone number of Agent for Service)

Copies to:

Clifford L. Neuman P.C.
Neuman & Drennen, LLC
Temple-Bowron House
1507 Pine Street
Boulder, CO 80302
(303) 449-2100 (Telephone)
(303) 449-1045 (Facsimile)
CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be Registered	Proposed maximum offering price per share	Proposed maximum aggregate Offering price	Amount of Registration fee
Common Stock $.02 Par Value	2,182,083 shares(1)(2)(3)	$4.51(2)	$10,082,550 (2)	$2,520.64(4)

____________________

(1) The total number of shares of Common Stock, $.02 par value (the "Common Stock") currently reserved for issuance under the eLinear, Inc. 2000 Stock Option Plan (the "Plan") is 1,000,000, all of which shares are being registered under the Securities Act of 1933 pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its officers and directors as follows:
Name	Number of Shares Underlying Option	Date of Grant
Jon Ludwig	100,000	December 29, 2000
William Ivins	140,000	December 29, 2000
John Miniat	140,000	December 29, 2000
J. Leonard Ivins	150,000	December 29, 2000
William J. Daughton	12,500	December 29, 2000
David C. Hardwicke	6,250	December 29, 2000
Jay Vickers	93,333	March 31, 2000

The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

(2) Inserted solely for the purpose of calculating the registration fee pursuant to Rule 457. Pursuant to Rule 457(h)(1), the fee is calculated in part on the basis of the average of the prices at which previously granted options may be exercised (90,000 shares at $1.20 per share, 548,750 shares at $2.18 per share, 7,000 shares at $2.85 per share, 12,500 shares at $2.95 per share, 12,500 shares at $2.15 per share, 680,000 shares at $2.90 per share, 120,000 shares at $3.40 per share, and 109,833 shares at $39.375 per share) and in part based on the average of the high and low bid prices of the Company's shares on March 5, 2002 for the remaining shares available under the 2000 Stock Option Plan (54,000 shares). The price per share represents the number determined by dividing the aggregate exercise amount by the number of shares to be acquired upon exercise.

(3)Also includes an aggregate of 540,000 shares of common stock which may be acquired by officers and directors of the Company pursuant to the exercise of options granted under the Plan and the exercise of options granted under Non-Plan Stock Option Agreements which may be offered for resale by those officers and directors pursuant to General Instruction C to Form S-8.

(4)Fee of $2,050.45 previously paid.

PART I

INFORMATION REQUIRED IN THE PROSPECTUS

Item 1.  Plan Information.

       The documents containing the information specified in this Item 1 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424. eLinear, Inc. (the "Company") will maintain a file of such documents in accordance with the provisions of Rule 428. Upon written or oral request to eLinear, Inc., 8800 Jameel Road, Suite 170, Houston, Texas 77040 (telephone number (713) 690-0855) Attention Chief Financial Officer, the Company shall furnish, without charge, to employees, the Commission or its staff a copy or copies of all of the documents included in such file.

Item 1(b).  Securities to be Offered

       On May 14, 2001, the Company undertook a 1-for-20 reverse stock split of all of its authorized, issued and outstanding shares of capital stock. All outstanding options of the Company, as well as all shares reserved for issuance under the Company's 2000 Stock Option Plan, have been appropriately adjusted to give effect to the reverse stock split. Accordingly, all information provided herein relating to the number of shares and the exercise price of outstanding options is provided on a post-reverse stock split basis so as to give effect to the reverse stock split.

       The total number of shares of Common Stock, $.02 par value (the "Common Stock") currently reserved for issuance under the eLinear, Inc. 2000 Stock Option Plan (the "Plan") is 1,000,000, all of which shares the Company hereby registers pursuant to this Registration Statement. In addition to the shares issuable pursuant to the Plan, this Registration Statement registers shares subject to issuance pursuant to certain non-plan stock option agreements between the Company and certain of its current and former officers and directors as follows:
Name	Number of Shares Underlying Option	Date of Grant
Jon Ludwig	100,000	December 29, 2000
William Ivins	140,000	December 29, 2000
Jon Miniat	140,000	December 29, 2000
J. Leonard Ivins	150,000	December 29, 2000
William J. Daughton	12,500	December 29, 2000
David C. Hardwicke	12,500	December 29, 2000
Jay Vickers	93,333	March 31, 2000

       The Registration Statement also covers the resale by certain officers and directors of shares of Common Stock that may be acquired by such officers and directors pursuant to the exercise of an aggregate of 540,000 vested options granted under the Plan and under Non-Plan Stock Option Agreements previously registered for sale hereunder. Such reoffer shall be undertaken pursuant to General Instruction C to Form S-8.

       The Registration Statement also covers any additional shares of Common Stock that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant's outstanding shares of Common Stock.

Item 2.    Registration Information and Employee Plan Annual Information.

       The documents containing the information specified in this Item 2 will be sent or given to employees, officers, directors or others as specified by Rule 428(b)(1). In accordance with the rules and regulations of the Securities and Exchange Commission (the Commission") and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this registration statement on Form S-8 or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

       There are hereby incorporated by reference in this Prospectus the following documents, all of which were previously filed by the Company with the Commission:
1.	The Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2001.
2.	The Company's Definitive Proxy Statements relating to the Annual Meeting of Shareholders held on June 29, 2001.
3.	The description of securities to be registered contained in the Registration Statement filed with the Commission on the Company's Form 8-A under the Exchange Act.

       All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which registers all such securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

       Any statement contained in this Registration Statement, in a supplement to this Registration Statement or in documents incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any document that is subsequently incorporated by reference herein modifies such statement. Any statement so modified or superseded shall not be deemed, except as to be modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

       Not applicable.

Item 5. Interests of Named Experts and Counsel.

       Not applicable.

Item 6. Indemnification of Directors and Officers.

       The Certificate of Incorporation of the Company, as permitted in Section 102 of the General Corporation Law of the State of Delaware (the "GCL"), eliminates the personal liability of a director to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) paying a dividend or approving a stock repurchase in violation of Delaware law, or (iv) any transaction from which the director derived any improper personal benefit.

       Under the Certificate of Incorporation of the Company, each director and officer of the Company is entitled to indemnification to the fullest extent permitted by the GCL, as the same exists or may hereafter be amended, against all expenses, liability and loss incurred in connection with any action, suit or proceeding in which he or she may be involved by reason of the fact that he or she is or was a director or officer of the Company. Section 145 of the GCL empowers a corporation to indemnify any director or officer, or former director or officer against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with any action, suit or proceeding (other than a derivative action) by reason of the fact that he or she is or was a director or officer or is or was serving at the request of the corporation as an agent of another entity, if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action, had no reasonable cause to believe his conduct was unlawful. In regard to a derivative action, indemnification may not be made in respect of any matter as to which an officer or director is adjudged to be liable unless the Delaware Court of Chancery, or the court in which such action was brought, shall determine such person is fairly and reasonably entitled to indemnity.

Item 7. Exemption from Registration Claimed.

       Not applicable.

PROSPECTUS

eLINEAR, INC.

540,000 Shares Common Stock
_________________________________________________

       This is an offering of shares of the common stock of eLinear, Inc. which may be reoffered by our officers and directors, who may acquire our common stock pursuant to outstanding vested options granted under our 2000 Stock Option Plan and under non-plan option agreements. These persons are referred to in this Prospectus as the "Selling Securityholders." All of the shares of common stock to be sold by the Selling Securityholders will be acquired by them pursuant to the exercise of vested options. See the sections entitled "Selling Securityholders" and "Description of Securities."

       Selling Securityholders may sell shares covered by this Prospectus at prices relating to prevailing market prices or at negotiable prices. Our common stock is currently traded over-the-counter and traded on the OTC Electronic Bulletin Board under the symbol "ELIN." On March ___, 2002, the last reported bid and asked prices of our common stock were $____ and $____, respectively.

       We will not receive any proceeds from the resale of the common stock. For information regarding fees and expenses we may pay in connection with the registration of the common stock covered by this Prospectus, see the section entitled "Selling Securityholders."

Investing in our common stock involves a high degree of risk. You should read the "Risk Factors" beginning on Page 3.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Date of This Prospectus is March ___, 2002.

Prospectus Summary

       This summary highlights important information about our business and about the offering. Because it is a summary, it does not contain all the information you should consider before investing in our securities. Please read the entire prospectus.

About our Company

       Please note that throughout this Prospectus the words "we," "our" or "us" refers to eLinear, Inc. and not to the Selling Securityholders.

       We are an integrated technology consulting firm offering a full set of services ranging from traditional strategic technology consulting to managing complex technology integration projects. We focus on providing solutions to technology-related issues ranging from managing the software selection process to installation and integration of complex software products. In addition to providing complete customer technology services, we also market services that solve specific business problems for clients.

       Our principal executive offices are currently located at 8800 Jameel Road, Suite 170, Houston, Texas 77040. Our telephone number at that address is (713) 690-0855. Our internet website is http://www.elinear.com.

About the Offering

       This is an offering of shares of our common stock by our officers and directors who may acquire shares of common stock through the exercise of vested options granted under our Plan and under non-plan stock option agreements. We refer to these persons as "Selling Securityholders" in this Prospectus.

       The following table sets forth the names and the number of shares of our common stock which may be offered for resale by the Selling Securityholders:
Name	Number of Shares
Jon Ludwig	150,000 shares
William Ivins	190,000 shares
John Miniat	100,000 shares
J. Leonard Ivins	100,000 shares

Risk Factors

You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding to invest in shares of our common stock.

The occurrence of any of the following risks could materially and adversely affect our business, financial condition and operating result. In this case, the trading price of our common stock could decline and you might lose all or part of your investment.

Risks Related to Our Business

Due to our limited operating history, it is difficult to predict our future operating results

       Due to our limited operating history, it is difficult or impossible to predict future results of operations. For example, we cannot forecast operating expenses based all on our historical results because we have only recently restructured our operations and begun to pursue additional markets.

We have a history of operating losses and may incur operating losses in the future.

       We have incurred operating losses since our inception amounting to a net accumulated deficit of $909,781 as of December 31, 2001. We anticipate that future losses may occur, and there can be no assurances that we will generate profitable operations.

The terms upon which we may obtain additional capital may be dilutive to current shareholders or otherwise require unfavorable concessions

       We may seek additional funding through public or private financings or collaborative or other arrangements with third parties. There can be no assurance that additional funds will be available on acceptable terms, if at all. If additional funds are raised by issuing equity securities, our existing stockholders, including those who invest in the offering described in this prospectus, may experience substantial dilution. If adequate funds are not available, we may be required to delay, scale back or eliminate one or more of our development programs or reduce our operations.

Our inability to hire new qualified information technology professionals or retain our information technology professionals would hinder our ability to grow and serve our clients.

       There is intense global competition for information technology professionals with the skills necessary to perform the services offered by us. This intense competition has resulted in rising labor costs. Currently, we believe we will need to significantly expand our information technology professional workforce, including our number of project managers for our e-business and other services. We may not be able to hire and retain an adequate number of qualified personnel, or be able to do so in a cost-effective manner. Any inability to hire and retain additional qualified personnel will impair our ability to bid for or obtain new projects and to continue to expand our business. In addition, we cannot assure you that we will be able to integrate and manage new information technology professionals effectively.

       Moreover, any increase in our attrition rates, particularly with respect to experienced project managers and software engineers, would adversely affect our business, results of operations and financial condition. The intense level of competition among information technology companies means that skilled personnel are frequently being recruited by other companies offering attractive compensation packages. We may not be successful in recruiting and retaining a sufficient number of information technology professionals with the requisite skills to replace those professionals who leave, and our former employees may compete with us in the future. Further, we may not be able to redeploy and retrain our professionals to keep pace with continuing changes in information technology, evolving standards and changing client preferences. Our failure to attract and retain skilled personnel to the extent required would have a material adverse effect on our business, results of operation and financial condition.

If we are unable to manage our growth, our business would be disrupted.

       We have experienced significant growth in recent periods. We intend to continue to grow in the foreseeable future and to pursue existing and potential market opportunities, including acquisitions. Our growth has placed, and will continue to place, significant demands on our management and operational resources, particularly with respect to:
*	recruiting and retaining skilled technical, marketing and management personnel in an environment where there is intense competition for skilled personnel;
*	managing a larger, more complex organization;
*	expanding our facilities and other infrastructure in a timely manner to accommodate a significantly larger workforce;
*	maintaining high employee utilization rates, which is important to cover our relatively high fixed costs;
*	expanding our sales and marketing efforts;
*	providing adequate training and supervision to maintain our high quality standards;
*	strengthening our financial and management controls in a manner appropriate for a larger enterprise; and
*	preserving our culture, values and entrepreneurial environment.

       In order to manage our growth effectively, we must concurrently develop more sophisticated operational systems, procedures and controls. If we fail to develop these systems, procedures and controls on a timely basis our business, results of operations and financial condition would be materially adversely affected.

Our quarterly operating results are subject to fluctuations and if we fail to meet the expectations of securities analysts or investors in any quarter, our share price could decline significantly.

       Our quarterly operating results have historically fluctuated and may fluctuate significantly in the future. Accordingly, our operating results in a particular period are difficult to predict and may not meet the expectations of securities analysts or investors. If this were to occur the share price of our common stock would likely decline significantly. Factors that may cause our operating results to fluctuate include many of the risk factors discussed elsewhere in this prospectus, and also include:

*	the number, size, scope, timing, duration and profitability of our projects due to the long and unpredictable sales cycle of our services;
*	the fixed nature of a significant proportion of our operating expenses, particularly personnel and facilities;
*	the effect of seasonal expenditures on information technology solutions by our clients;
*	the effect of seasonal hiring and training patterns, employee utilization rates and the time required to train and productively engage new employees;
*	changes in our pricing policies or those of our competitors; and
*	unanticipated project terminations, delays or deferrals.

       Accordingly, we believe that quarter-to-quarter comparisons of our results of operations are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance.

We face intense competition which could cause our revenue and margins to suffer.

       The market for our information technology services is rapidly evolving and highly competitive. We expect that competition will continue to intensify. Many of our competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater name recognition than we have. Some of these competitors currently provide a broader range of services than we provide.

The barriers to enter our business are low and new competitors could cause our revenue and margins to decline.

       There are relatively low barriers to entry into our business. We do not own any technologies that preclude or materially inhibit competitors from entering our markets. Our competitors may independently develop and patent or copyright technologies that are superior or substantially similar to our technologies. The costs to develop and provide information technology professional services are low. Therefore, we expect to continue to face additional competition from new entrants into our markets, which could materially adversely affect our business.

If we cannot keep pace with rapidly changing technology, industry standards and client preferences, we will lose business.

       Our market and the enabling technologies used by our clients are characterized by rapid technological change. Failure to respond successfully to these technological developments, or to respond in a timely or cost-effective way, will result in serious harm to our business and operating results. Our success will depend, in part, on our ability to offer services that keep pace with continuing changes in technology, evolving industry standards and changing client preferences. In addition, we must hire, train and retain technologically knowledgeable professionals so they can fulfill the increasingly sophisticated and changing needs of our clients.

If the Internet does not continue to develop, our business would be adversely affected because we intend to expand our e-business services.

       Our future success is substantially dependent upon continued growth in the use of the Internet. The adoption of the Internet for commerce and communications, particularly by those individuals and companies that have historically relied upon alternative means of commerce and communication, generally requires the understanding and acceptance of a new way of conducting business and exchanging information. In particular, companies that have already invested substantial resources in other means of conducting commerce and exchanging information may be particularly reluctant or slow to adopt a new, Internet-based strategy that may make their existing personnel and infrastructure obsolete. To the extent that businesses do not consider the Internet a viable commercial medium, our client base for Internet related work may not grow.

       In addition, our business may be indirectly impacted if the number of users on the Internet does not increase or if commerce over the Internet does not become more accepted and widespread. The use and acceptance of the Internet may not increase for a number of reasons, including:

*	actual or perceived lack of security of information;
*	high cost or lack of availability of access;
*	congestion of traffic or other usage delays on the Internet;
*	inconsistent quality of service or the lack of availability of cost-effective, high-speed service;
*	governmental regulation;
*	uncertainty regarding intellectual property ownership; and
*	possible outages or other damage to the Internet.

       Published reports have also indicated that capacity constraints caused by growth in the use of the Internet may impede further development of the Internet to the extent that users experience delays, transmission errors and other difficulties. If the necessary infrastructure, products, services or facilities are not developed, or if the Internet does not become a viable and widespread commercial medium, our business, results of operations and financial condition would be materially adversely affected.

Our revenues are difficult to predict and can vary significantly from quarter to quarter, which adversely affects our ability to manage our business in accordance with our operating budgets.

       We derive our revenue from fees for services generated on a project-by-project basis. These projects may vary in size, scope and duration. A client that accounts for a significant portion of our revenue in a particular period may not account for a similar portion of our revenue in future periods. A client may or may not engage us for further services once a project is completed. In addition, as discussed below, clients may cancel contracts or defer projects at any time for a number of different reasons. As a result, our revenues are not recurring from period to period, which makes them more difficult to predict.

Our clients may terminate projects before completion or choose not to renew contracts, many of which are verbal agreements, which could adversely affect our results of operations.

       Any failure to meet a client's expectations could result in a cancellation or non-renewal of a contract. Our contracts with clients may be terminated by our clients with or without cause, with little or no advance notice and without penalty. Additionally, our contracts with clients typically are limited to a specific project and not any future work. There are also a number of factors other than our performance and not within our control that could cause the loss of a client. Our clients may demand price reductions, change their outsourcing strategy by moving more work in-house, or replace their existing software with packaged software supported by licensors, any of which would adversely affect our business, results of operation and financial condition.

Future acquisitions, strategic investments and joint ventures are important parts of our business plan, and even if we are able to complete them, they may adversely affect your investment in our company.

       We intend to pursue acquisitions of other businesses or technologies. Our continued growth will depend in part on our ability to identify and acquire companies that would complement or enhance our business strategy. We evaluate acquisitions based on numerous quantitative and qualitative factors. We cannot assure you that we will be able to identify suitable acquisition candidates available at reasonable terms, obtain any necessary financing on acceptable terms for these transactions, consummate any acquisition or successfully integrate any acquired business with our current operations.

       The intense level of competition among information technology companies has also increased the purchase price for acquisitions. This makes completing successful acquisitions more difficult and increases the possibility that we could do an acquisition that adversely affects our results of operations. Further, our acquisitions may result in our having to amortize significant amounts of goodwill and other intangible assets, particularly in light of the high valuations of many companies in the information technology industry.

       In the event of any future purchases, we could issue equity shares, which would dilute our existing shareholders' equity interests, or we may incur debt or assume liabilities. We cannot assure you that we will be able to obtain any additional financing on satisfactory terms, or at all, and this failure would have a material adverse effect on our business, financial condition and results of operations. Additional indebtedness would make us more vulnerable to economic downturns and may limit our ability to withstand competitive pressures. The terms of any additional indebtedness may include restrictive financial and operating covenants which would limit our ability to compete and expand.

       Our business strategy also includes strategic investments and joint ventures with other companies. These transactions are subject to many of the same risks identified above for acquisitions.

We may not be able to successfully integrate companies which we acquire, which may adversely affect our business and results of operations.

       Our acquisition strategy may create financial and other challenges which, if not addressed or resolved, would have an adverse affect on our business and results of operations.

       We may not be able to maintain the levels of operating efficiency that any acquired companies had achieved or might achieve separately. Successful integration of each of their operations would depend upon our ability to manage those operations and to eliminate redundant and excess costs. Because of difficulties in combining operations, we may not be able to achieve the cost savings and other size-related benefits that we would hope to achieve with these acquisitions.

       In addition, because management will have to devote time and attention to integrate the technology, operations and personnel of the businesses we acquire, we may not be able to serve our current clients properly or attract new clients. Also, our senior management faces the difficult and potentially time consuming challenge of implementing uniform standards, controls, procedures and policies between our regional offices. Any difficulties in this process could disrupt our ongoing business, distract our management, result in the loss of key personnel or clients, increase our expenses and otherwise adversely affect our business.

       Also, an acquisition may result in a decrease in our gross margins during the period it takes for us to develop the acquired business into one which provides greater value added services.

Our technology may be subject to infringement claims by third parties or clients, which could adversely affect our business and results of operations.

       Substantial litigation regarding intellectual property rights exists in the software industry. In connection with our operations, we license software from, and develop software applications for, various third parties. Although we believe that our services do not infringe upon the intellectual property rights of third parties, we cannot assure you that such a claim will not be asserted against us in the future by third parties from whom we have licensed software or by other third parties who allege misappropriation of their proprietary products and processes. We expect that the risk of infringement claims against us and our clients will increase if more of our competitors are able to obtain patents for software products and processes.

       Further, a portion of our business involves the development of software for client engagements. Ownership of client-specific software is generally retained by the client. We cannot assure you that our clients or assignees will not assert intellectual property claims against us and that disputes will not arise that will affect our ability to resell or reuse these applications.

       We typically indemnify our clients against intellectual property claims. Assertion of claims against us or our clients could result in litigation, and we may not prevail in the litigation or be able to obtain a license for the use of any infringed intellectual property from a third party on commercially reasonable terms. Any of these claims, regardless of their outcome, could harm our reputation, damage our relationships with clients, result in substantial costs to us, divert management's attention from our operations and could adversely affect our business, results of operation and financial condition.

Our success depends in large part upon our management team and other highly skilled professionals. If we fail to retain and attract these personnel, our business may be unable to grow and our revenues could decline, which may decrease the value of your investment.

       We are highly dependent on the senior members of our management team, including the continued efforts of our officers and directors. Our ability to execute project engagements and to obtain new clients depends in large part on our ability to attract, train, motivate and retain highly skilled professionals, especially project managers, software engineers and other senior technical personnel. If we cannot hire and retain additional qualified personnel, our ability to bid on and obtain new projects, and to continue to expand our business will be impaired and our revenues could decline. We believe that there is significant competition for professionals with the skills necessary to perform the services we offer. We cannot assure you that we will be able to hire and retain enough skilled and experienced employees to replace those who leave. Additionally, we may not be able to redeploy and retrain our employees to keep pace with continuing changes in technology, evolving standards and changing client preferences.

Our failure to complete fixed-price, fixed-time frame contracts on budget and on time may negatively affect our profitability, which could decrease the value of your investment.

       We offer a portion of our services on a fixed-price, fixed-time frame basis, but a majority of our services are offered on a time-and-materials basis. Although we use specified software engineering processes and our past project experience to reduce the risks associated with estimating, planning and performing fixed-price, fixed-time frame projects, we bear the risk of cost overruns, completion delays and wage inflation in connection with these projects. If we fail to accurately estimate the resources and time required for a project, future rates of wage inflation and currency exchange rates, or if we fail to complete our contractual obligations within the contracted time frame, our profitability may suffer.

We may be liable to our clients for damages caused by system failures, which could damage our reputation and cause us to lose customers.

       Many of our contracts involve projects that are critical to the operations of our clients' businesses, and provide benefits which may be difficult to quantify. Any failure in a client's system could result in a claim for substantial damages against us, regardless of our responsibility for such failure. Although we attempt to limit our contractual liability for damages resulting from negligent acts, errors, mistakes or omissions in rendering our services, we cannot assure you that the limitations on liability we provide for in our service contracts will be enforceable in all cases, or that it will otherwise protect us from liability for damages.

Future issuances of our stock could dilute current shareholders and adversely affect the market price of our common stock, if a public trading market develops.

       We have the authority to issue up to 3,750,000 shares of common stock, 25,000 shares of preferred stock, and to issue options and warrants to purchase shares of our common stock without stockholder approval. These future issuances could be at values substantially below the price paid for our common stock by our current shareholders. In addition, we could issue large blocks of our common stock to fend off unwanted tender offers or hostile takeovers without further stockholder approval.

       The issuance of preferred stock by our Board of Directors could adversely affect the rights of the holders of our common stock. An issuance of preferred stock could result in a class of outstanding securities that would have preferences with respect to voting rights and dividends and in liquidation over the common stock and could, upon conversion or otherwise, have all of the rights of our common stock. Our Board of Directors' authority to issue preferred stock could discourage potential takeover attempts or could delay or prevent a change in control through merger, tender offer, proxy contest or otherwise by making these attempts more difficult or costly to achieve.

       Future sales of our common stock into the market may also depress the market price of our common stock if one develops in the future. Sales of these shares of our common stock or the market's perception that these sales could occur may cause the market price of our common stock to fall. These sales also might make it more difficult for us to sell equity or equity related securities in the future at a time and price that we deem appropriate or to use equity as consideration for future acquisitions.

No broker or dealer has committed to create or maintain a market in our stock.

       We have no agreement with any broker or dealer to act as a marketmaker for our securities and there is no assurance that we will be successful in obtaining any marketmakers. Thus, no broker or dealer will have an incentive to make a market for our stock. The lack of a marketmaker for our securities could adversely influence the market for and price of our securities, as well as your ability to dispose of, or to obtain accurate information about, and/or quotations as to the price of, our securities.

Over-the-counter stocks are very risky.

       The over-the-counter markets for securities such as our common stock historically have experienced extreme price and volume fluctuations during certain periods. These broad market fluctuations and other factors, such as new product developments and trends in our industry and the investment markets generally, as well as economic conditions and quarterly variations in our results of operations, may adversely affect the market price of the common stock.

       We have not applied to have our shares listed on Nasdaq, and do not plan to do so in the foreseeable future. As a result, trading, if any, in our securities will be conducted in the over-the-counter market on an electronic bulletin board established for securities that do not meet Nasdaq listing requirements, or in what are commonly referred to as the "pink sheets." As a result, you will find it substantially more difficult to dispose of our securities. You will also find it difficult to obtain accurate information about, and/or quotations as to the price of, our common stock. Finally, depending upon several factors, including the future market price of our common stock, our securities are and may remain subject to the "penny stock" rules. These "penny stock" rules place stringent requirements on brokers and investors who want to buy or sell our shares and generally have a negative and depressive effect on the trading price of public shares subject to the rules.

Our stock price may be volatile and as a result you could lose all or part of your investment.

       The market price of the common stock may decline below the initial public offering price, and this decline may be significant. The value of your investment could decline due to the impact of any of the following factors upon the market price of our common stock:

*	failure to meet our sales goals or operating budget
*	decline in demand for our common stock
*	revenues and operating results failing to meet the expectations of securities analysts or investors in any quarter
*	downward revisions in securities analysts' estimates or changes in general market conditions
*	technological innovations by competitors or in competing technologies
*	investor perception of our industry or our prospects
*	general economic trends

       In addition, stock markets have experienced extreme price and volume fluctuations and the market prices of securities have been highly volatile. These fluctuations are often unrelated to operating performance and may adversely affect the market price of our common stock. As a result, investors may be unable to resell their shares at or above the offering price.

Delaware law may limit possible takeovers.

       Our certificate of incorporation makes us subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits publicly held Delaware corporations to which it applies from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. This provision could discourage others from bidding for our shares and could, as a result, reduce the likelihood of an increase in our stock price that would otherwise occur if a bidder sought to buy our stock.

Delaware law and our by-laws protect our directors from certain types of lawsuits.

       Delaware law provides that our directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as directors. Our Bylaws require us to indemnify our directors and officers against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our assets to defend our directors and officers against claims, including claims arising out of their negligence, poor judgment, or other circumstances. We have also entered into indemnity agreements with each of our directors and officers, and we have directors' and officers' liability insurance.

Additional Information

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any document we file at the Commission's Public Reference Rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Rooms. You can also obtain copies of our Commission filings by going to the Commission's website at http://www.sec.gov.

       We have filed with the Commission a Registration Statement on Form S-8 to register the shares of our common stock to be sold by the Selling Securityholders. This Prospectus is part of that Registration Statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the Registration Statement. For further information with respect to us or our common stock, you may refer to the Registration Statement and to the exhibits filed as part of the Registration Statement. You can review a copy of the Registration Statement and its exhibits at the public reference room maintained by the Commission and on the Commission's website as described above.

Forward-looking Statements

In General

       This prospectus contains statements that plan for or anticipate the future. Forward-looking statements include statements about the future of the software development, computer-based project management, consulting and strategic business consulting industries, statements about our future business plans and strategies, and most other statements that are not historical in nature. In this prospectus, forward-looking statements are generally identified by the words "anticipate," "plan," "believe," "expect," "estimate," and the like. Although we believe that any forward-looking statements we make in this prospectus are reasonable, because forward-looking statements involve future risks and uncertainties, there are factors that could cause actual results to differ materially from those expressed or implied. For example, a few of the uncertainties that could affect the accuracy of forward-looking statements, besides the specific factors identified above in the Risk Factors section of this prospectus, include:
*	changes in general economic and business conditions affecting IT consulting development and implementation, computer-based project management consulting and strategic business consulting industries;
*	technical developments that make our products or services obsolete;
*	changes in our business strategies;
*	the level of demand for our products and services;
*	our ability to develop or maintain strategic relationships; and
*	global economic conditions.

       In light of the significant uncertainties inherent in the forward-looking statements made in this prospectus, particularly in view of our early stage of operations, the inclusion of this information should not be regarded as a representation by us or any other person that our objectives and plans will be achieved.

SELLING SECURITYHOLDERS

       The Selling Securityholders are offering to sell 540,000 shares of our common stock covered by this prospectus. The Selling Securityholders are the following persons:

       Jon Ludwig - Jon Ludwig is the President, Chief Executive Officer and Chairman of the Board of Directors of eLinear, Inc.

       Jon Miniat - Jon Miniat is Executive Vice President eLinear, Inc.

       William Ivins - William Ivins is Senior Executive Vice President, Treasurer, Chief Operating Officer, Secretary and Director of eLinear, Inc.

       J. Leonard Ivins - J. Leonard Ivins is Chief Financial Officer and Director of eLinear, Inc.

       Each of the foregoing individuals has been granted options to purchase shares of our common stock under our 2000 Stock Option Plan or under non-plan non-statutory stock option agreements. The options were granted under the Plan or non-plan stock option agreements in consideration of the service by those individuals as executive officers or directors of the Company. The shares being offered for resale under this Prospectus may be acquired by such individuals pursuant to the exercise of vested options under the Plan or those agreements. The following table lists the Selling Securityholders eligible to sell shares of common stock under this Prospectus, the number of shares beneficially owned by him prior to this Offering, and the maximum number of shares he may sell under this Prospectus. We will not receive any of the proceeds from the sale of our common stock by the Selling Securityholders. The number of shares owned by the Selling Securityholder after the Offering will depend upon the number of shares actually sold by him.
	Number of Shares Beneficially Owned Prior to Offering(1)	Maximum Number of Shares to be Sold in Offering	Number of Shares Beneficially Owned after Offering	Percent
Jon Ludwig	604,500(2)	150,000	454,500	43.1%
Jon Miniat	207,500(3)	100,000	107,500	9.8%
William Ivins	190,000(4)	190,000	-0-	-0-%
J. Leonard Ivins	325,000(5)	100,000	225,000	19.9%

____________________
(1)

The number of shares indicated includes shares which are issuable upon the exercise of currently vested options or options which will vest over a period of 60 days from the date of filing of this Prospectus by the Selling Securityholder.

(2)	Consists of 454,500 shares of common stock and vested options exercisable to purchase an additional 150,000 shares of common stock.
(3)	Consists of 5,000 shares of common stock and vested options exercisable to purchase 202,500 shares of common stock.
(4)	Consists exclusively of vested options exercisable to purchase 190,000 shares of common stock.
(5)	Consists exclusively of vested options exercisable to purchase 325,000 shares of common stock.

       We will pay all expenses to register the shares, except that the Selling Securityholders will generally pay any underwriting and brokerage discounts, fees and commissions, specified attorneys' fees and other expenses to the extent applicable to them.

       We have agreed to indemnify the Selling Securityholders and certain affiliated parties against specified liabilities, including liabilities under the Securities Act of 1933, as amended, in connection with this Offering. The Selling Securityholders have agreed to indemnify us and our directors and officers, as well as any persons controlling our Company, against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities under the Securities Act may be permitted to our directors or officers, or persons controlling our Company, we have been advised that in the opinion of the SEC this kind of indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.

USE OF PROCEEDS

       We will not receive any proceeds when Selling Securityholders sell shares of common stock under this Prospectus.

PLAN OF DISTRIBUTION

       The Selling Securityholders may sell their shares of common stock either directly or through a broker-dealer or other agent at prices related to prevailing market prices or at negotiated prices, in one or more of the following kinds of transactions:
*	A block trade in which a broker or dealer will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction.
*	Purchases by a broker or dealer as principal and resale by a broker or dealer for its account.
*	Ordinary brokerage transactions and transactions in which a broker solicits a buyer.
*	In privately negotiated transactions not involving a broker or dealer.
*	Transactions in the over-the-counter market;
*	Transactions on a stock exchange that lists our common stock, or transactions negotiated between Selling Securityholders and purchasers, or otherwise.

       Broker-dealers or agents may purchase shares directly from a Selling Securityholder or sell shares to someone else on behalf of the Selling Securityholder. Broker-dealers may charge commissions to both the Selling Securityholder selling common stock and purchasers buying shares sold by the Selling Securityholder. If a broker buys shares directly from the Selling Securityholder, the broker may resell the shares through another broker, and the other broker may receive compensation from the Selling Securityholder for the resale.

       To the extent required by laws, regulations or agreements we have made, we will use our best efforts to file a Prospectus supplement during the time the Selling Securityholders are offering or selling shares covered by this Prospectus in order to add or correct important information about the plan of distribution for the shares.

       In addition to any other applicable laws or regulations, the Selling Securityholders must comply with regulations relating to distributions by the Selling Securityholder, including Regulation M under the Securities Exchange Act of 1934, as amended. Regulation M prohibits a Selling Securityholder from offering to purchase or purchasing our common stock at certain periods of time surrounding their sales of shares of our common stock under this Prospectus.

       Some states may require that registration, exemption from registration or notification requirements be met before the Selling Shareholder may sell their common stock. Some states may also require the Selling Securityholder to sell their common stock only through broker-dealers.

DESCRIPTION OF SECURITIES

       We are authorized to issue up to 3,750,000 shares of common stock, $.02 par value per share, and 25,000 shares of preferred stock, $.02 par value per share.

Common Stock

       Each holder of our common stock is entitled to one vote for each share held of record. Voting rights in the election of directors are not cumulative, and, therefore, the holders of more than 50% of our common stock could, if they chose to do so, elect all of the directors.

       The shares of common stock are not entitled to preemptive rights and are not subject to redemption or assessment. Subject to the preferences which may be granted to holders of preferred stock, each share of common stock is entitled to share ratably in distributions to shareholders and to receive ratably such dividends as we may declare. Upon our liquidation, dissolution or winding up, subject to prior liquidation or other preference rights of holders of preferred stock, if any, the holders of common stock are entitled to receive pro rata those assets which are legally available for distribution to shareholders. The issued and outstanding shares of common stock are validly issued, fully paid and nonassessable.

Preferred Shares

       Our Articles of Incorporation authorize issuance of a maximum of 25,000 preferred shares.

       In March 2002, we entered into an agreement to sell in a private transaction to Meta Capital, LLC an aggregate of 25,000 shares of Series A Convertible Preferred Stock. Pursuant to that agreement, eLinear adopted and approved the issuance of 25,000 shares of Series A Convertible Preferred Stock having the following designations, rights and preferences:
Stated Value
$20.00 per share.
Dividends

Each share of Series A Preferred Stock grants to the holder the right to receive an annual dividend equal to 4.75% of the Stated Value. The dividend is payable, at the option of the Company, either in cash or in shares of the Company's common stock valued for this purpose at $15.00 per share of common stock.

Conversion
Each share of preferred stock is convertible, at the option of the holder, into shares of the Company's common stock at a conversion price of $15.00 per share of common stock.
Redemption

The Company may, at its option, redeem all or any portion of the preferred stock for a redemption price per share equal to the Stated Value plus the amount of all unpaid accumulated dividends, if any, to the date of such redemption.

Voting
Except as otherwise required by law, holders of Series A Preferred Stock shall not be entitled to vote on any matters presented to the stockholders of the corporation.
Liquidation Rights

In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Company, holders of shares of preferred stock shall be entitled to preferred distribution equal to the Stated Value per share of preferred stock, prior to any distribution to the holders of common stock.

       The Series A Convertible Preferred Stock represents all of the authorized preferred stock of the Company. However, there can be no assurance that the Series A Preferred Stock will in fact be issued and sold in accordance with our agreement with Meta Capital, LLC. In such event, the Series A Preferred Stock may return to the authorized but unissued shares of preferred stock of the Company. In such event, we will be vested with authority to divide the class of preferred shares into series and to fix and determine the relative rights and preferences of the shares of any such series so established to the full extent permitted by the laws of the State of Colorado and our Articles of Incorporation in respect of, among other things:
1.	The number of preferred shares to constitute such series, and the distinctive designations thereof;
2.	The rate and preference of dividends, if any, the time of payment of dividends, whether dividends are cumulative and the date from which any dividend shall accrue;
3.	Whether preferred shares may be redeemed and, if so, the redemption price and the terms and conditions of redemption;
4.	The liquidation preferences payable on preferred shares in the event of involuntary or voluntary liquidation;
5.	Sinking fund or other provisions, if any, for redemption or purchase of preferred shares;
6.	The terms and conditions by which preferred shares may be converted, if the preferred shares of any series are issued with the privilege of conversion; and
7.	Voting rights, if any.

In the event of a proposed merger, tender offer, proxy contest or other attempt to gain control of eLinear, Inc. which we have not approved, it would be possible for us, subject to any limitations imposed by applicable law, our Articles of Incorporation, the terms and conditions of any outstanding class or series of preferred shares and the applicable rules of any securities exchanges upon which our securities are at any time listed or of other markets on which our securities are at any time listed, to authorize the issuance of one or more series of preferred stock with voting rights or other rights and preferences which would impede the success of the proposed merger, tender offer, proxy contest or other attempt to gain control of us. The issuance of preferred stock may have an adverse effect on the rights (including voting rights) of holders of common stock.

Anti-takeover Effects of Certain Provisions of Our Certificate of Incorporation and Delaware Law

       We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an "interested stockholder" is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of the corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging takeover attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Transfer and Warrant Agent

       ComputerShare Investor Services, Lakewood, Colorado, is the transfer agent and registrar for our common stock.

LEGAL MATTERS

       The validity of the resale of the common stock offered hereby will be passed upon for the Company by Neuman & Drennen, LLC of Boulder, Colorado. Clifford L. Neuman, a partner in the firm, is deemed a beneficial owner of 12,500 shares of our common stock held in the name of Sovereign Capital, LLC, of which he is a manager.

EXPERTS

       The audited financial statements of eLinear, Inc. as of December 31, 2001 and for each of the years ended December 31, 2001 and 2000 have been incorporated by reference in this Registration Statement, in reliance upon the reports of Aidman, Piser & Company, P.A., independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing.

_____________________________________________________________________________________

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

eLinear, Inc.

Common Stock

540,000 Shares

March ___, 2002

_____________________________________________________________________________________

INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Our articles of incorporation limit the liability of a director for monetary damages for his conduct as a director, except for:
-	Any breach of the duty of loyalty to eLinear, Inc. or its stockholders,
-	Acts or omissions not in good faith or that involved intentional misconduct or a knowing violation of law,
-	Dividends or other distributions of corporate assets from which the director derives an improper personal benefit.
-	Liability under federal securities law

       The effect of these provisions is to eliminate our right and the right of our stockholders (through stockholder's derivative suits on our behalf) to recover monetary damages against a director for breach of his fiduciary duty of care as a director, except for the acts described above. These provisions does not limit or eliminate our right or the right of a stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's duty of care. Our by-laws provide that if Delaware law is amended, in the case of alleged occurrences of actions or omissions preceding any such amendment, the amended indemnification provisions shall apply only to the extent that the amendment permits us to provide broader indemnification rights than the law permitted prior to such amendment.

       Our articles of incorporation and by-laws also provide that we shall indemnify, to the full extent permitted by Delaware law, any of our directors, officers, employees or agents who are made, or threatened to be made, a party to a proceeding by reason of the fact that he or she is or was one of our directors, officers, employees or agents. The indemnification is against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain standards are met. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons in accordance with these provisions, or otherwise, we have been advised that, in the opinion of the SEC, indemnification for liabilities arising under the Securities Act of 1933 is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 8. Exhibits.

Exhibit
Number            Exhibit Description
*4.1	eLinear, Inc. 2000 Stock Option Plan - incorporated herein by reference from the Company's Proxy Statement (Schedule 14A) filed with the Commission on June 30, 2000.
*4.2	Amendment No. 1 to eLinear, Inc. 2000 Stock Option Plan
*5.1	Opinion of Neuman & Drennen, LLC, as to the legality of the securities being registered.
*23.1	Consent of Neuman & Drennen, LLC to the use of their opinion as an Exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.
23.2	Consent of Aidman, Piser & Company, P. A.
*24.1	Powers of Attorney (included with the signature page to this Registration Statement).
*99.1	Form of Employee Option Agreement.

_________________________________

* Previously filed.

Item 9. Undertakings.
(a)	The Company hereby undertakes:
(1)

To file, during any period in which offers of sales are being made, a post-effective amendment to this registration statement that includes any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
(b)

The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, this 20th day of March, 2002.
eLinear, Inc.
By: /s/ Jon Ludwig Jon Ludwig, Chief Executive Officer and President
By: /s/ J. Leonard Ivins J. Leonard Ivins, Principal Financial Officer and Principal Accounting Officer

POWER OF ATTORNEY

       Each of the undersigned officers and directors of eLinear, Inc., hereby constitutes and appoints Jon Ludwig, Chief Executive Officer, President Chief Technical Officer and Chairman of the Board of Directors of the Company, and William Ivins, Executive Vice President, Treasurer and Assistant Secretary of the Company, or either of them individually, his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign his name to any and all amendments to this Registration Statement on Form S-8, including post-effective amendments and other related documents, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys, or either of them individually, full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and the undersigned for himself hereby ratifies and confirms all that said attorneys shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this S-8 Registration Statement has been signed by the following persons (or by their duly authorized attorney-in-fact) in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Jon Ludwig Jon Ludwig	Chief Executive Officer, President, and Chairman of the Board of Directors	March 20, 2002
/s/ William Ivins William Ivins	Senior Executive Vice President, Treasurer, Chief Operating Officer, Secretary And Director	March 20, 2002
/s/ J. Leonard Ivins J. Leonard Ivins	Vice Chairman of the Board of Directors, Chief Financial Officer	March 20, 2002